Exhibit 1.2

SELECTED DEALER AGREEMENT

THIS SELECTED DEALER AGREEMENT (this "Agreement") is made by and between Atlas Clearing, Inc. ("Atlas") and DealMaker Securities LLC, ("Dealmaker"). Atlas and Dealmaker may be referred to herein individually as a "Party" or collectively, as the "Parties."

Recitals

A. Each Party to this Agreement is registered with the Securities and Exchange Commission ("SEC") as a broker-dealer under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and is a member of The Financial Industry Regulatory Authority, Inc. ("FINRA").

B. Limitless X, Inc. (the "Issuer") has engaged Atlas to act as the lead sales agent for the Issuer in the United States in connection with a $75,000,000 offering of securities under Regulation A (the "Offering").

C. Atlas and Dealmaker would like to establish the terms and conditions pertaining to the services provided to the Issuer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Atlas and Dealmaker agree and intend to be legally bound as follows:

Agreement

1. Deal Terms.

(a) Atlas and Dealmaker agree that Dealmaker is participating in the Offering as a "Dealer" under the Sales Agreement between Atlas and the Issuer, and that this Agreement constitutes a "selected dealer agreement" between Atlas and Dealmaker contemplated by Section 1(c) of the Sales Agreement. As a Dealer under the Sales Agreement, Dealmaker and its directors, officers, employees, and agents are "Selling Agent Indemnified Parties" entitled to the benefit of Sections 8(a), 8(c), and 8(d), and Section 12(a), of the Sales Agreement, as if named directly therein.

(b) Atlas is exclusively responsible for negotiating with the Issuer the terms of the sales agreement between Atlas and the Issuer, including applicable commission rates. Those parties have entered into a Sales Agreement dated ____, attached as Exhibit A hereto. Each Party, in its sole discretion, may reject any investment from any investor in connection with the Offering. If Atlas rejects an investment from any given investor, Dealmaker agrees that it will likewise decline an investment from such investor to the extent Atlas has notified DealMaker of its rejection prior to DealMaker's acceptance of the investment.

2. Commissions and Fees.

(a) The Parties agree to split the commissions earned in connection with the Offering as follows:

(i) Atlas and Dealmaker will each be entitled to 3.5% of the gross proceeds from sales of the Issuer's securities occurring through Dealmaker's online platform.

(ii) Atlas will be entitled to 7.0% of the gross proceeds from sales of the Issuer's securities occurring through Atlas outside of Dealmaker's online platform. Dealmaker will not share in the gross proceeds from such sales.

(b) The fees owed to each Party will be transferred from the Issuer's escrow agent to such Party pursuant to the terms of the escrow agreement between the Issur and its escrow agent.

3. AML. Each Party shall be responsible for the performance of their own respective AML/KYC obligations and procedures with respect to subscriptions processed by such Party.

4. Due Diligence. The Parties acknowledge that Atlas has conducted, and may continue to conduct, due diligence on the Issuer and the Offering. Atlas may share its due diligence materials with Dealmaker, *provided* that Dealmaker acknowledges and agrees that: (a) Dealmaker is solely responsible for conducting its own independent due diligence on the Issuer and the Offering; (b) Dealmaker shall not rely on any due diligence materials, analysis, or conclusions provided by Atlas; (c) Atlas makes no representations or warranties, express or implied, regarding the accuracy, completeness, or sufficiency of any due diligence materials or conclusions provided to Dealmaker; and (d) Atlas shall have no liability to Dealmaker arising from or related to any due diligence materials or conclusions provided to Dealmaker or Dealmaker's use or reliance thereon.

5. Filings. Atlas has filed or will file a FINRA 5110 filing with respect to the Offering. Atlas will not engage in sales or offers of sales of securities pursuant to the Offering without first obtaining a 5110 no-objections letter from FINRA. DealMaker will not process any subscriptions for the Offering until the 5110 no-objections letter has been received.

6. Confidentiality and Safeguarding of Investor Information.

(a) For purposes of this Section, "Nonpublic Personal Information" means any personally identifiable information of an investor, as such terms are defined under Title V of the Gramm-Leach-Bliley Act (15 U.S.C. § 6801 et seq.) and the regulations promulgated thereunder ("GLBA"), and SEC Regulation S-P (17 C.F.R. Part 248).

(b) Each Party acknowledges that, in connection with the Offering, it may receive Nonpublic Personal Information of investors from the other Party. Each Party agrees to: (i) maintain the confidentiality of all Nonpublic Personal Information received from the other Party; (ii) use such information solely for the purposes contemplated by this Agreement; and (iii) not disclose such information to any third party except as required by law, regulation, or legal process, or as necessary to perform its obligations under this Agreement, provided that any such third party is bound by confidentiality obligations no less protective than those set forth herein.

(c) Each Party shall implement and maintain administrative, technical, and physical safeguards designed to: (i) ensure the security and confidentiality of Nonpublic Personal Information; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; and (iii) protect against unauthorized access to or use of such information. Each Party's safeguards shall comply with the requirements of GLBA, SEC Regulation S-P, and all other applicable federal and state laws and regulations governing the protection of customer information.

(d) In the event of any unauthorized access to, acquisition of, or disclosure of Nonpublic Personal Information received from the other Party (a "Security Incident"), the affected Party shall: (i) notify the other Party promptly, and in no event later than forty-eight (48) hours after discovery of the Security Incident; (ii) investigate the Security Incident and take reasonable steps to mitigate its

effects; and (iii) cooperate with the other Party and applicable regulatory authorities in connection with any investigation or remediation.

(e) Upon termination of this Agreement or upon request by the disclosing Party, the receiving Party shall, at the disclosing Party's election, return or destroy all Nonpublic Personal Information received from the disclosing Party, except to the extent retention is required by applicable law or regulation. The obligations of this Section 6 shall survive termination of this Agreement.

7. Legal Fees. Each Party is responsible for their own legal fees incurred in connection with this Agreement and the investment banking services contemplated hereunder. Dealmaker will have no right to the Issuer's payments of certain legal fees incurred by Atlas.

8. Term and Termination. This Agreement will continue in effect until terminated by either Party pursuant to this section. Either Party may terminate this Agreement upon ten days' prior written notice to the other Party without cause and at its sole discretion. Either Party may terminate this Agreement immediately in the event of a dissolution, liquidation, bankruptcy proceedings, or insolvency of the other Party, or the failure of the other Party to maintain registration as a broker-dealer with the SEC and FINRA.

9. Representations of Parties.

(a) Each Party represents and warrants to the other Party as follows:

(i) The Party is duly registered as a broker-dealer under the Exchange Act, the rules and regulations of the SEC promulgated thereunder, and the rules and regulations of FINRA. Each Party is authorized to conduct investment banking activities and to provide the services contemplated by this Agreement.

(ii) The payment of Net Commissions as provided herein complies fully with all applicable laws and regulations. Nothing contained in this Agreement conflicts with any agreement or arrangement to which the Party is a party or by which it or any of its affiliates are bound, or with any of its constituent or organizational documents.

(iii) The Party is organized, validly existing, and in good standing under the laws of the state of its organization.

(b) Further, Dealmaker represents and warrants that: (i) neither it nor its affiliates will make any public communication relating to the Offering without Atlas' prior written consent to such communication; and (ii) it will not provide investment banking services to the Issuer until twelve months following the termination of the Offering or the Sales Agreement, whichever is later.

10. Indemnification. The Parties shall indemnify each other and their affiliates, officers, and directors, from any and all claims and expenses, (including, but not limited to, attorney's fees and regulatory sanctions) (collectively, "Losses") arising (directly or indirectly) from or relating to a material breach of any representation or warranty made by it in this Agreement. Additionally, Dealmaker shall indemnify Atlas and its affiliates, officers, and directors from all Losses arising (directly or indirectly) from or relating to the services directly provided by Dealmaker and its affiliates to the Issuer, except to the extent such Losses arise from Atlas's gross negligence or willful misconduct. Atlas shall indemnify Dealmaker and its affiliates, officers, and directors from all Losses arising (directly or indirectly) from or relating to the services directly provided by Atlas and its affiliates to the Issuer, except to the extent such

Losses arise from Dealmaker's gross negligence or willful misconduct. Notwithstanding the foregoing, in no event shall either Party be liable under this Section for any special, consequential, incidental, or punitive damages, except to the extent such damages are awarded to a third party in connection with a Loss subject to indemnification hereunder. The indemnification provisions herein shall survive any termination of this Agreement and shall remain in full force and effect subsequent to termination with respect to actions occurring prior to termination.

11. Governing Law. This Agreement and all disputes arising out of or related to this Agreement (whether in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the state of Utah.

12. Arbitration. The Parties hereby agree to submit any conflict or dispute arising under this Agreement to binding arbitration through FINRA's arbitration procedures. Any arbitration shall take place at a mutually acceptable location in New York City, New York.

13. Assignment. This Agreement shall not be assigned by any Party except with the prior written consent of the other Party.

14. No Agency Relationship. No joint venture, partnership, employment, agency, or any other relationship is intended, accomplished, or embodied in this Agreement.

15. Modification; Waiver. This Agreement may be modified only in a writing that is signed and executed by both Parties. No waiver of any provision hereof shall be effective unless in writing and executed by both Parties.

16. Notices. Any notice, demand, request, or other communication permitted or required under this Agreement will be in writing and will be deemed to have been given as of the date so delivered, if personally delivered; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date so sent, if delivered by overnight courier service; addressed to the Party as their information appears below their signature to this Agreement. Each Party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

17. Miscellaneous. This Agreement may be executed in counterparts, each of which when executed and delivered shall constitute a duplicate original, but all counterparts together shall constitute a single agreement. This Agreement contains the entire agreement of the Parties with respect to the matters covered and supersedes any other prior or simultaneous agreement related to such matters. The headings contained in this Agreement are for reference purposes only and shall not be used in interpreting the terms hereof.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the dates written below.

ATLAS CLEARING, INC.

By: ______________________________

~~Tony White, Vice President~~ CRAIG RIDENHOUR, CHAIRMAN
136 S. Main St., Suite 500
Salt Lake City, UT 84101
Email: ~~twhite@wdco.com~~ CRIDENHOUR@ATLASCLEARING.COM
Dated: 9/24/26

DEALMAKER SECURITIES LLC

By: Mat Goldstein

Name: Mat Goldstein
Address: 30 E 23rd Street, New York
Email: mgoldstein@dealmakersecurities.com
Dated: 09 / 24 / 2026